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                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase dated June 6, 2000 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lehman Brothers Inc., as Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
         (Including the Associated Preferred Share Purchase Rights)

                                      of

                        Wesley Jessen VisionCare, Inc.

                                       at

                              $38.50 Net Per Share

                                       by

                              WJ Acquisition Corp.
                     an indirect wholly owned subsidiary of
                                  Novartis AG

     WJ Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Novartis AG, a Swiss corporation ("Parent"), is offering to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase preferred stock (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of November 16, 1999, as amended, between the Company and American Stock Transfer and Trust Company, as Rights Agent, for $38.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 6, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON MONDAY, JULY 3, 2000, UNLESS THE OFFER IS EXTENDED.
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     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute 51% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 30, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $38.50 in cash, or any higher price that may be paid per Share in the Offer, without interest.

     The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of Shares, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in connection with the book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, July 3, 2000 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 2000. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manage at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent, the Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                               [LOGO] Innisfree
                                      M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
               Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834


                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                         Three World Financial Center
                               200 Vesey Street
                         New York, New York 10285
                Call Collect:(212) 526-5044 or (212) 526-6105

June 6, 2000